EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Karen VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC ANNOUNCES RON RAUP TO BE CO-CEO
Raup to share Chief Executive Officer Responsibilities with John Paulson
Minneapolis – December 10, 2007 – MakeMusic, Inc. (Nasdaq: MMUS) today announced the promotion of Ron Raup from his current position as President and Chief Operating Officer to the new position of co-Chief Executive Officer. Mr. Raup will share this position with current Chief Executive Officer, John Paulson.
“This change reflects the way Ron and I have worked together for over six years,” stated John Paulson. “It recognizes and formalizes the team approach that we naturally use to lead the company. Moving forward as co-CEOs, we will continue to execute our strategies to grow SmartMusic and Finale while further establishing our technology standards in the world of music education.”
“As the founder of MakeMusic,” stated Jeff Koch, Chairman of the Board of Directors, “John will continue in his role as the visionary force that has enabled the company to develop world class products that transform the experience of making, teaching and learning music. Naming Ron as co-CEO highlights the value and importance of his many contributions to the company and the role he will play in creating value for shareholders.”
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About MakeMusic, Inc.
MakeMusic®, Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, a best-selling music notation software, and SmartMusic®, the music learning software for band, orchestra and choir. MakeMusic maintains its corporate headquarters in Minneapolis. Further information about the company can be found at www.makemusic.com.